Exhibit 99.3

News Release

MoneyOnMobile Chairman and CEO Harold Montgomery Interviewed on
TheStreet

Dallas, Texas and Mumbai, India - (December 12, 2016) - MoneyOnMobile, Inc. (OTCQX: MOMT) announced today that Chairman and CEO Harold Montgomery, was recently interviewed on TheStreet online business news program. The interview segment is available now for viewing, please visit: https://www.thestreet.com/video/13914487/digital-payment-company-moneyonmobile-sees-big-opportunity-in-india.html

“Digitization in currency is the keyword in India right now. Prime Minister Moti has made a policy decision impacting 1.3 million Indians. This policy requires the exchange of approximately 23 billion bank notes, representing 86% of the value of currency in circulation. MoneyOnMobile is moving fast to meet the increased demand for cashless transactions,” says Mr. Montgomery.

"TheStreet" is a leading digital financial media company whose network of digital services provides users, subscribers and advertisers with a variety of content and tools through a range of online, social media, tablet and mobile channels.

About MoneyOnMobile
MoneyOnMobile, Inc. is India’s largest mobile payments technology and processing company offering digital payment services to cash using businesses and consumers. The company covers all of India with a single source solution reaching the cash using population of businesses and consumers. MoneyOnMobile services enable Indian businesses and consumers to use their mobile phones to pay for goods and services or transfer funds from one cell phone to another using simple SMS text functionality instead of cash. Read about MoneyOnMobile in The New York Times at New York Times - MoneyOnMobile and the company’s web site at http://www.moneyonmobile.in.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on August 19, 2016. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Investors@moneyonmobile.in
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